As filed with the Securities and Exchange Commission on October 30, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

MERCURY AIR GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	5172 (Primary Standard Industrial Classification Code Number)	95-4836590 (Employer Identification No.)

5456 McConnell Avenue, Los Angeles, CA 90066
(310) 827-2737
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

MERCURY AIR GROUP, INC.
2001 STOCK INCENTIVE PLAN
(Full title of the plan)

Wayne J. Lovett, Esq.
Executive Vice President, Secretary and General Counsel
MERCURY AIR GROUP, INC.
5456 McConnell Avenue, Los Angeles, CA 90066
(310) 827-2737
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Cynthia M. Dunnett, Esq.
Riordan & McKinzie
300 South Grand Avenue
29th Floor
Los Angeles, California 90071

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of each class of	Amount	Maximum	Maximum	Amount of
securities to be	to be	Offering Price	Aggregate	Registration
registered	Registered	Per Share(1)	Offering Price(1)	Fee

Common Stock, par value $0.01 per share	1,000,000	$2.58	$2,580,000	$238

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based upon the average of the high and low sales prices for the registrant’s common stock as reported on the American Stock Exchange on October 24, 2002.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents which Mercury Air Group, Inc. (the “Company”) has filed with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this registration statement:

(1)	The Annual Report of the Company on Form 10-K for the fiscal year ended June 30, 2002, as filed with the Commission on October 15, 2002;

(2)	The Definitive Proxy Statement of the Company on Schedule 14A, as filed with the Commission on October 23, 2002; and

(3)	The description of the Company’s securities contained in the Company’s Registration Statement on Form 8-A (Commission File No. 001-07134) filed with the Commission on January 30, 1996.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 2(d) of the Securities Exchange Act of 1934 and prior to the filing of a post-effective amendment to the registration statement that indicates that all securities offered hereby have been sold or that deregisters all such securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     The validity of the shares of common stock registered hereunder have been passed on by Wayne J. Lovett, the Company’s Executive Vice President, Secretary and General Counsel. Mr. Lovett holds options to purchase 20,000 shares of the Company’s common stock under its 1998 Long-Term Incentive Stock Option Plan and options to purchase 10,000 shares of the Company’s common stock pursuant to the Company’s 2001 Stock Incentive Plan which are being registered hereunder.

Item 6. Indemnification of Directors and Officers.

     The Company’s certificate of incorporation and bylaws provide for indemnification of the officers and directors of the Company to the fullest extent permitted by law. Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation has the power to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payments of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which a director derived an improper personal benefit.

     Section 145 of the DGCL provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such a manner be reasonably believed to be in or not opposed to the corporation’s best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

     The Company has entered into indemnity agreements with each of its directors and executive officers which require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors, officers, employees or agents of the Company, and, under certain circumstances, to advance their expenses incurred as a result of proceedings brought against them. In order to be entitled to indemnification, the executive officer or director must have acted in a manner reasonably believed to be in, or not opposed to, the best interest of the Company and, with respect to a criminal matter, in a manner which he had no reason to believe was illegal.

Item 7. Exemptions from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

5.1	Opinion of Wayne J. Lovett as to the legality of the common stock registered hereby.
23.1	Consent of Deloitte & Touche, LLP.
24.1	Power of Attorney (included on Page A-1 hereto)
99.1	Form of Mercury Air Group, Inc. 2001 Stock Incentive Plan. (*)

(*)	Filed as Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A, as filed with the Commission on October 9, 2001 (File No. 001-07134) (the “Proxy Statement”). Appendix A of the Proxy Statement is hereby incorporated by reference and made a part hereof.

Item 9. Undertakings.

     The undersigned registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 2(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4)  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 2(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 2(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this 29th day of October, 2002.

Mercury Air Group, Inc.

By:	/s/ Joseph A. Czyzyk

Joseph A. Czyzyk President and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph A. Czyzyk and Wayne J. Lovett, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ Joseph A. Czyzyk Joseph A. Czyzyk	President, Chief Executive Officer and Director (Principal Executive Officer)	October 29, 2002

/s/ Robert M. Schlax Robert M. Schlax	Principal Financial Officer and Treasurer (Principal Financial and Accounting Officer)	October 29, 2002

/s/ Philip J. Fagan, Jr. Philip J. Fagan, Jr., M.D.	Director	October 29, 2002

/s/ Frederick H. Kopko, Jr. Frederick H. Kopko, Jr.	Director	October 29, 2002

/s/ Harold T. Bowling Harold T. Bowling	Director	October 29, 2002

/s/ Gary J. Feracota Gary J. Feracota	Director	October 29, 2002

/s/ Sergei Kouzmine Sergei Kouzmine	Director	October 29, 2002

/s/ Michael H. Janowick Michael H. Janowick	Director	October 29, 2002

INDEX TO EXHIBITS

5.1	Opinion of Wayne J. Lovett as to the legality of the common stock registered hereby.
23.1	Consent of Deloitte & Touche, LLP.
24.1	Power of Attorney (included on Page A-1 hereto).
99.1	Form of Mercury Air Group, Inc. 2001 Stock Incentive Plan. (*)

(*)	Filed as Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A, as filed with the Commission on October 9, 2001 (File No. 001-07134) (the “Proxy Statement”). Appendix A of the Proxy Statement is hereby incorporated by reference and made a part hereof.